                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A
                               Amendment Number 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 16, 2000


                             SURGE COMPONENTS, INC.
             (Exact name of registrant as specified in its charter)



                New York                                0-14188                            11-2602030
      (State or other jurisdiction                   (Commission                         (IRS Employer
            of incorporation)                        File Number)                   Identification Number)



                   1016 Grand Boulevard
                    Deer Park, New York                      11729
         (Address of principal executive offices)          (Zip Code)



                                 (631) 595-1818
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

                  Effective November 16, 2000, we, Surge Components, Inc., acquired MailEncrypt.com, Inc., a Los Angeles, California based infrastructure application service provider offering web-based, encrypted e-mail solutions. The acquisition was in the form of a merger of MailEncrypt.com into Mail Acquisition Corp., one of our wholly-owned subsidiaries which we formed for this transaction. Mail Acquisition is a Delaware corporation which changed its name to MailEncrypt, Inc. upon consummation of the merger.

                  The acquisition and merger was consummated pursuant to an Agreement and Plan of Merger, dated as of November 13, 2000, between us, Mail Acquisition, MailEncrypt.com and MailEncrypt.com's shareholders. Pursuant to the merger agreement, we issued to the MailEncrypt.com shareholders a total of 182,139.79 shares of our Voting Redeemable Convertible Series B Preferred Stock.

                  Our board of directors authorized the Series B preferred stock specifically in order to consummate this merger transaction. Holders of Series B preferred stock are entitled to vote together with the holders of our common stock. In any such vote, a holder of Series B preferred stock is entitled to 5.4 votes per share of Series B preferred stock. Holders of our common stock are entitled to one vote per share of common stock. Further, shares of Series B preferred stock will automatically convert into common stock upon either (a) confirmation by The Nasdaq Stock Market, Inc. that the conversion does not require further shareholder approval under the Nasdaq Marketplace Rules or (b) shareholder approval of the conversion. The conversion will be at the rate of ten shares of common stock for every one share of Series B preferred stock. We intend to seek shareholder approval of the conversion as soon as possible. In the event that we do not obtain shareholder approval of the conversion by March 15, 2001, the former shareholders of MailEncrypt.com have the right to purchase MailEncrypt from us for the sole consideration of their Series B preferred stock issued to them pursuant to the merger agreement. This Form 8-K should not be read as a solicitation of proxies for such shareholder approval. Solicitation of proxies for such shareholder approval can and will be made under a separate proxy statement of our board of directors.

                  We have agreed to register for resale the 1,821,397 shares of our common stock issuable upon conversion of the Series B preferred stock. However, these 1,821,397 shares are subject to lock-up provisions which allow for no sales prior to January 16, 2001 and limited sales during the following four months, as specifically set forth in the merger agreement.

Item 5.  Other Matters.

Investment Banking Agreement with Equilink Capital Partners, LLC

                  Effective November 24, 2000, we entered into an Investment Banking Agreement with Equilink Capital Partners, LLC. Under the investment banking agreement, we acknowledged past and continuing services provided to us by Equilink and Equilink agreed to perform additional services on our behalf in the future. Pursuant to the investment banking agreement, we issued to Equilink (a) 900,000 shares of our common stock, (b) 70,000 shares of our Non-Voting Redeemable Convertible Series C Preferred Stock and (c) warrants to purchase an additional 2 million shares of our common stock.

                  Our board of directors authorized the Series C preferred stock specifically in order to give consideration under the investment banking agreement. Holders of Series C preferred stock do not have any voting rights, except regarding (a) the issuance of securities senior to the Series C preferred stock as to the payment of dividends, (b) any amendment to our certificate of incorporation which would adversely affect the rights of holders of Series C preferred stock or (c) as otherwise specifically provided under New York law. Holders of Series C preferred stock are entitled to dividends at the annual rate of $.50 per share, cumulative from April 15, 2001 and payable semi-annually commencing on June 30, 2001. Holders of Series C preferred stock also are entitled to a liquidation preference of $5.00 per share in the event of our liquidation or dissolution. Payment of such dividends and liquidation rights on the Series C preferred stock are senior to the payment of dividends and liquidation rights on our common stock. However, shares of Series C preferred stock will automatically convert into our common stock upon either (i) confirmation by The Nasdaq Stock Market, Inc. that the conversion does not require shareholder approval under the Nasdaq Marketplace Rules or (ii) shareholder approval of the conversion. The conversion will be at the rate of ten shares of our common stock for every one share of Series C preferred stock. We intend to seek shareholder approval of the conversion as soon as possible. If we obtain shareholder approval of the conversion by April 15, 2001, the automatic conversion into shares of our common stock will occur and no payment of dividends on the Series C preferred stock will be required to be made.

                  The warrants issued to Equilink are exercisable only upon approval by our shareholders of the issuance of the shares underlying the Equilink warrants. The Equilink warrants will be exercisable for a five year period expiring on November 24, 2005, at an exercise price of $3.00 per share.

                  We have agreed to register for resale (a) the 900,000 shares of our common stock we have issued to Equilink under the investment banking agreement, (b) the 700,000 shares of our common stock issuable upon conversion of the Series C preferred stock and (c) the 2,000,000 shares of our common stock issuable upon exercise of the Equilink warrants.

                  This Form 8-K should not be read as a solicitation of proxies for shareholder approval of the conversion into shares of our common stock of the shares of Series C preferred stock nor the issuance of shares of our common stock upon exercise of the Equilink warrants. Solicitation of proxies for such shareholder approval can and will be made under a separate proxy statement of our board of directors.

Merger Agreement to Reorganize in Delaware

                  We have entered into an Agreement and Plan of Merger, dated as of November 29, 2000, with one of our wholly-owned Delaware subsidiaries, Superus Holdings, Inc., pursuant to which we intend to merge into Superus and thereby become a Delaware corporation. This merger agreement supersedes and terminates our earlier agreement with Superus and simplifies the previously announced reorganization transaction. Under this new reorganization agreement, we will merge with and into Superus with each of our outstanding securities being exchanged for a similar form of Superus security, on a one-for-one basis.

                  This Form 8-K should not be read as a solicitation of proxies for shareholder approval of the reorganization transaction. Solicitation of proxies for such shareholder approval can and will be made under a separate proxy statement of our board of directors.

Item 7.  Financial Statements and Exhibits.

(a)      Financial statements of business acquired.

                  The following financial statements of MailEncrypt.com, Inc. accompany this Form 8-K/A Amendment Number 1:



Description                                                                                                 Page(s)
-----------                                                                                                 -------
Independent Auditors' Report...............................................................................       6
Balance Sheets as of December 31, 1999, and September 30, 2000 (Unaudited).................................       7
Statements of Operations for the Period From March 17, 1999 (Inception) to December 31, 1999, for the
   Period From March 17, 1999 (Inception) to September 30, 1999 (Unaudited), for the Nine Months
   Ended September 30, 2000 (Unaudited), and the Period From March 17, 1999 (Inception) to September 30,
   2000 (Unaudited)........................................................................................       8
Statements of Stockholders' Deficit for the Period From March 17, 1999 (Inception) to December 31, 1999,
   and for the Nine Months Ended September 30, 2000 (Unaudited)............................................       9
Statements of Cash Flows for the Period from March 17, 1999 (Inception) to December 31, 1999, for the
   Period From March 17, 1999 (Inception) to September 30, 1999 (Unaudited), for the Nine Months
   Ended  September 30, 2000 (Unaudited), and the Period From March 17, 1999 (Inception) to
   September 30, 2000 (Unaudited)..........................................................................      10
Notes to Financial Statements..............................................................................   11-18


(b)      Pro forma financial information.

                  The following pro forma financial information accompanies this Form 8-K/A Amendment Number 1:


Description                                                                                                 Page(s)
-----------                                                                                                 -------
Introduction to Pro Forma Financial Information............................................................     19
Pro Forma Balance Sheet as of August 31, 2000 (Unaudited)..................................................  20-21
Pro Forma Statement of Operations for the Nine Months Ended August 31, 2000 (Unaudited)....................     22
Pro Forma Statement of Operations for the Year Ended November 30, 2000 (Unaudited).........................     23
Notes to Pro Forma Financial Information...................................................................  24-25


(c)      Exhibits.

                  Listed below are all exhibits to this Current Report on Form 8-K.

Exhibit
Number                  Description
-------                -------------

10.1 Merger Agreement and Plan of Reorganization, dated as of November 13, 2000, among Surge Components, Inc., Mail Acquisition Corp., MailEncrypt.com, Inc. and the shareholders of MailEncrypt.com, Inc.*
10.2 Certificate of Amendment of Certificate of Incorporation of Surge Components, Inc., with respect to the authorization of the Voting Redeemable Convertible Series B Preferred Stock.*
10.3 Investment Banking Agreement, dated as of November 24, 2000, between Surge Components, Inc. and Equilink Capital Partners, Inc.*
10.4 Certificate of Amendment of Certificate of Incorporation of Surge Components, Inc., with respect to the authorization of the Non-Voting Redeemable Convertible Series C Preferred Stock.*
10.5 Warrant certificate, evidencing warrants to purchase 2 million shares of the common stock of Surge Components Inc., registered in the name of Equilink Capital Partners, Inc.*
10.6 Agreement and Plan of Merger, dated as of November 29, 2000, between Surge Components, Inc. and Superus Holdings, Inc.*

----------
* Previously filed.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
MailEncrypt.com, Inc.

We have audited the accompanying balance sheet of MailEncrypt.com, Inc. (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from March 17, 1999 (Inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MailEncrypt.com, Inc. as of December 31, 1999, and the results of its operations, and its cash flows for the period from Inception to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage with no operating history through the date of this report. The Company requires future financings for management to effect their operating plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Irvine, California                         /s/ McKennon, Wilson & Morgan LLP
February 16, 2000,
 except for Note 5, which
 the date is November 16, 2000

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                                 Balance Sheets



                                                                             December 31, 1999    September 30, 2000
                                                                             -----------------    ------------------
                                                                                                   (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                                     $  40,182           $ 141,900
   Restricted certificate of deposit                                                  --               109,000
   Other current assets                                                               --                 6,852
                                                                                 ---------           ---------
       Total current assets                                                         40,182             257,752

Property and equipment, net of accumulated
   depreciation of $1,074 at 1999 and $2,606
   at 2000                                                                           8,120              73,814
Software license, net of accumulated amortization
of $0 at 1999 and $9,412 at 2000                                                      --                89,913
Deposits                                                                              --                 7,919
                                                                                 ---------           ---------
                                                                                 $  48,302           $ 429,348
                                                                                 =========           =========


LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                              $  13,500           $  22,448
   Accrued interest                                                                   --                48,451
   Due to officers                                                                  43,158                  --
   Convertible note payable                                                           --               875,000
                                                                                 ---------           ---------
       Total current liabilities                                                    56,658             945,899
                                                                                 ---------           ---------

Commitments and contingencies (Note 5)

Stockholders' deficit:
   Common stock, no par value, 5,000,000 shares authorized; 2,132,000 shares issued and outstanding at 1999; 2,630,375 shares issued
     and outstanding at 2000                                                       102,675            357,881
   Note receivable from officer                                                       --             (225,000)
   Accumulated deficit                                                            (111,031)          (649,382)
                                                                                 ---------           ---------
       Total stockholders' deficit                                                  (8,356)          (516,501)
                                                                                 ---------           ---------
                                                                                 $  48,302          $ 429,348
                                                                                 =========          =========


                See accompanying notes to financial statements.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                            Statements of Operations





                                           Period From           Period From                                 Period From
                                         March 17, 1999        March 17, 1999          Nine Months         March 17, 1999
                                         (Inception) to        (Inception) to             Ended            (Inception) to
                                        December 31, 1999    September 30, 1999    September 30, 2000     September 30, 2000
                                      --------------------  --------------------  ----------------------  ------------------
                                                                 (Unaudited)           (Unaudited)           (Unaudited)
Net revenues                              $           --        $           --        $           --      $             --
Costs and expenses -
   General and administrative
     expenses                                    111,031                42,081               503,538               614,569
                                          ----------------      ----------------      ---------------     -----------------
Operating loss                                  (111,031)              (42,081)             (503,538)             (614,569)
Other income (expense)                                --                    --               (34,813)              (34,813)
                                          ----------------      ----------------      ---------------     -----------------
Net loss                                  $      111,031        $       42,081        $     (538,351)     $       (649,382)
                                          ================      ================      ===============     =================




                See accompanying notes to financial statements.

                              MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                       Statements of Stockholders' Deficit

                 For the Period from March 17, 1999 (Inception)
                       Through December 31, 1999, and for
              the Nine Months Ended September 30, 2000 (unaudited)





                                                                              Deficit
                                                                            Accumulated
                                                 Common Stock                 During            Note
                                        -------------------------------     Development      Receivable
                                             Shares           Amount           Stage        From Officer          Total
                                        --------------     ------------  ---------------  ----------------  ---------------
Common stock issued on March 17,
   1999 (Inception) to founders at
   $0.00 for intangible property             1,900,000    $         --   $           --   $            --   $           --
Common stock issued March 1999
   for $0.38 per share for cash                100,000          38,000               --                --           38,000
Common stock issued September 1999
   for $0.50 per share for cash                100,000          50,000               --                --           50,000
Common stock issued September 1999
   for $0.38 per share for cash                 32,000          12,000               --                --           12,000
Compensation expense on
   non-employee options                             --           2,675               --                --            2,675
Net loss                                            --              --         (111,031)               --         (111,031)
                                        ---------------   -------------  ---------------  ----------------  ---------------
Balances at December 31, 1999                2,132,000         102,675         (111,031)               --           (8,356)

Exercise of stock options January
   2000 for $0.50 per share for note
   (unaudited)                                 450,000         225,000               --          (225,000)              --
Exercise of stock options February
   2000 for $0.50 per share for cash
   (unaudited)                                  48,375          24,188               --                --           24,188
Compensation expense on
   non-employee options (unaudited)                 --           6,018               --                --            6,018
Net loss (unaudited)                                --              --         (538,351)               --         (538,351)
                                        ---------------   -------------  ---------------  ----------------  ---------------

Balances September 30, 2000
   (unaudited)                               2,630,375    $    357,881   $     (649,382)  $      (225,000)  $     (516,501)
                                        ===============   =============  ===============  ================  ===============



                See accompanying notes to financial statements.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                            Statements of Cash Flows




                                              Period From           Period From                                 Period From
                                            March 17, 1999        March 17, 1999          Nine Months         March 17, 1999
                                            (Inception) to        (Inception) to             Ended            (Inception) to
                                           December 31, 1999    September 30, 1999    September 30, 2000     September 30, 2000
                                          --------------------  --------------------  ----------------------  ------------------
                                                                    (Unaudited)           (Unaudited)            (Unaudited)
Cash Flows From Operating Activities:
   Net loss                                  $  (111,031)          $   (42,081)         $   (538,351)          $  (649,382)
   Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Depreciation and amortization                 1,074                    --                10,945                12,019
     Compensation expense on
       non-employee options                        2,675                    --                 6,018                 8,693
     Changes in operating assets
       and liabilities:
       Other current assets                           --                    --                (6,852)               (6,852)
       Deposits                                       --                    --                (7,919)               (7,919)
       Accounts payable                           13,500                    --                 8,948                22,448
       Accrued interest                               --                    --                48,451                48,451
       Due to officers                            43,158                14,252               (43,158)                   --
                                             -------------         -------------        -------------          ------------
         Net cash used in operating
           activities                            (50,624)              (27,829)             (521,918)             (572,542)
                                             -------------         -------------        -------------          ------------

Cash Flows From Investing Activities:
   Acquisition of property and
     equipment                                    (9,194)                   --               (67,226)              (76,420)
   Acquisition of software license                    --                    --               (99,326)              (99,326)
                                             -------------         -------------        -------------          ------------
         Net cash used in investing
           activities                             (9,194)                   --              (166,552)             (175,746)
                                             -------------         -------------        -------------          ------------

Cash Flows From Financing Activities:
   Proceeds from the issuance of
     common stock                                100,000                50,000                    --               100,000
   Exercise of stock options                          --                    --                24,188                24,188
   Proceeds from the issuance of
     convertible note payable                         --                    --               875,000               875,000
   Acquisition of restricted
     certificates of deposit                          --                    --              (109,000)             (109,000)
                                             -------------         -------------        -------------          ------------
         Net cash provided by
           financing activities                  100,000                50,000               790,188               890,188
                                             -------------         -------------        -------------          ------------

Net increase in cash                              40,182                22,171               101,718               141,900
Cash at beginning of period                           --                    --                40,182                    --
                                             -------------         -------------        -------------          ------------
Cash at end of period                        $    40,182           $    22,171          $    141,900           $   141,900
                                             =============         =============        =============          ============

Non Cash Financing Activities -
   Exercise of stock options by
     officer for promissory note             $        --           $        --          $    225,000           $   225,000
                                             =============         =============        =============          ============
   Stock issued for short term loan          $        --           $    50,000          $         --           $        --
                                             =============         =============        =============          ============



                See accompanying notes to financial statements.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                          Notes to Financial Statements


Organization

MailEncrypt.com, Inc. (the "Company") was originally incorporated on March 17, 1999, ("Inception") in the state of California under the name MailEncrypt.com, Inc. The name was changed in September 1999 to MailEncrypt.com, Inc. The Company develops web-based encrypted e-mail solutions for commercial use. Its proprietary platform utilizes the world's leading, military-strength, 1,024-bit, encryption protocol in order to deliver a comprehensive, easy-to-use, reliable and scaleable service to its users. The Company plans to provide service to customers based on a per-user fee. Since inception, the Company has had no operations and, accordingly, is a company in the development stage.

See subsequent events for discussion of the cancellation of the definitive agreement dated February 16, 2000, and the execution and closing of a new definitive agreement on November 16, 2000 for the Company to be acquired by Surge Components, Inc. ("Surge").

Note 2 -- Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development-stage company with no operating revenues to date. In the course of its development of its encryption technology, the Company has incurred, and will continue to incur, losses for the foreseeable future. On November 16, 2000, the Company completed its merger with Surge. Surge has funded the Company $875,000 during the nine months ended September 30, 2000. The Company requires additional funding to continue its product development, begin is sales and marketing plan and expand administration. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are as follows:

o Generate cash flows from revenues from its products in the near term using existing cash on hand at September 30, 2000.

o                 Seek additional financing through its parent, Surge.
                  Management plans to continue product development, commence sales and marketing, and enhance general and administrative functions.

o Seek licensing arrangements with third parties which generate working capital for the Company.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


There are no assurances that the Company will successfully launch its products during late 2000, that funds will be available from Surge to execute the Company's operating plan or that future collaborative arrangements will be consummated. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fiscal Year End

The Company has elected a December 31 year end for financial and income tax reporting purposes.

Principles of Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over three years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Software Development Costs

Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," states that all costs incurred in connection with the development of software subsequent to technological feasibility should be capitalized until such time that the software is available to customers. The Company believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility and, as such, no costs have been capitalized to date.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


Software purchased for internal use is capitalized and amortized over a period of three to five years.

Impairment of Long-Lived Assets

The Company's long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Reporting Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company had adopted the provisions of this statement during 1999, with no impact on the accompanying financial statements.

Research and Development Costs

Research and development costs are expensed as incurred.

Provision for Income Taxes

The Company accounts for its income taxes under an asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

At December 31, 1999, the Company had federal and California net operating loss carryforwards amounting to approximately $111,000 in each jurisdiction, which for federal reporting purposes expire in 2019, and for California purposes expire in 2004. Section 382 of the Internal Revenue Code includes provisions which may limit the net operating loss carryforwards available for use in

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


any given year if certain events occur, including significant changes in stock ownership. The difference between the tax benefit assuming a combined federal and California corporate income tax rate of 40% and amounts recorded in the financial statements of 0% is the result of the Company recording a full valuation allowance of $44,000 against its deferred tax assets.

Financial Instruments

At December 31, 1999, the Company has no material assets considered financial instruments. Financial liabilities with carrying values approximating fair value include accounts payable and accrued liabilities. Convertible notes payable to Surge are considered related party in nature and, accordingly, a market for such instrument may not exist.

Stock-based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to remain with the accounting method of APB 25 and make the pro forma disclosures required under SFAS 123.

Unaudited Interim Financial Statements

The interim financial data as of September 30, 2000, for the period from March 17, 1999 to September 30, 1999, and for the nine months ended September 30, 2000, is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 2000, and the results of its operations and its cash flows for the period from March 17, 1999 to September 30, 1999, and for the nine months ended September 30, 2000. The results of operations and cash flows for the nine months ended September 30, 2000, are not necessarily indicative of the operations which may result for the year ending December 31, 2000.

Disclosures about Segments of an Enterprise and Related Information

SFAS No. 131, "Disclosures of an Enterprise and Related Information" requires disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company adopted the provisions of this statement for 1999. These disclosure requirements did not impact the Company's financial position or results of operations. At December 31, 1999, the Company had no identifiable assets or operations constituting a segment as defined by this statement.

Accounting for Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal quarters or fiscal years beginning after June 15, 2000. SFAS No. 133 establishes standards for the accounting and reporting of derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments at fair value on their balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging activity and the underlying purpose for it. The Company does not believe that the adoption of SFAS No. 133 will have a significant impact on the Company's consolidated financial statements or related disclosures.

Note 3 -- Stockholder Transactions

Common Stock Issuances

Upon the formation of the Company on March 17, 1999, the Company issued 1,900,000 shares of common stock to its founders for the contribution of certain technology rights. All costs incurred in connection with the development of this technology have been expensed as incurred, and accordingly, shares of common stock issued in connection with the transfer of assets were reflected in the accompanying financial statements at no value.

On March 31, 1999, the Company issued to a key employee 100,000 shares of common stock at $0.50 per share, subject to anti-dilution provisions representing 5% of the outstanding common stock at the date of issuance. The shares were issued at the estimated fair value of the common stock at the date of issuance. On September 1, 1999, the Company issued an additional 32,000 shares under the anti-dilution provision. The additional shares issued resulted in an effective purchase price of $0.38 per share for the 132,000 shares issued. In addition, on March 31, 1999, the Company granted an option to this key employee to purchase shares representing 2% of the outstanding common stock at $0.50 per share, subject to anti-dilution provisions. The option to purchase 2% of the outstanding common stock amounted to 48,375 shares. Such options were exercised in February 2000.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


On September 1, 1999, the Company issued 100,000 shares of common stock to its then, newly retained president at a price of $0.50 per share. The Board of Directors determined that such common stock was issued at the estimated fair value per share at the date of issuance. The Company also granted options to purchase 450,000 shares of common stock at $0.50 per share to such employee. Such options were exercised on January 5, 2000 through the issuance of a note totaling $225,000 (see below).

Common Stock Purchase Options

The Company adopted the 1999 Stock Option Plan (the "Plan"). The maximum aggregate number of shares subject to grant under the Plan is 750,000 shares. The maximum term for these options is ten years from the date of grant. During 1999, the Company issued options to purchase an aggregate of 555,375 shares of common stock at $0.50 per share. Options to purchase 48,375 shares immediately vested at the date of grant. Options to purchase the 507,000 vest over three years, subject to acceleration in the event the Company affects a corporate transaction, among other vesting provisions, including a change of control. Upon the close of the merger with Surge (Note 5), all outstanding options will be fully vested. The exercise prices of stock options have been determined by the Board of Directors based on fair value of the underlying common stock at the date of grant.

Of the options to purchase 555,375 shares of common stock granted in 1999, options to purchase 57,000 shares were granted to a non-employee consultant. Using the Black-Scholes model for valuing stock options, the Company valued the options at $24,071 and recorded $2,675 and $6,018 of compensation expense during the period from Inception to December 31, 1999 and the nine months ended September 30, 2000, respectively.

On January 5, 2000, a key employee holding options to purchase 450,000 shares of common stock exercised such options through the issuance of a note amounting to $225,000. Such exercise was subject to lapsing repurchase rights in the event the Company did not effect the merger with Surge. See Note 4 for discussion of terms of this note payable.

As discussed in Note 2, the Company is required to disclose the effects on operations and per share data as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had the compensation cost for the Company's plans been determined using the fair value method, the compensation expense would have had the effects increasing the Company's net loss for the year ended December 31, 1999, to a pro forma net loss of $131,445 with a pro forma net loss per share of $0.07. These pro forma amounts were determined based upon the fair value of each option granted during 1999 on its grant date, using the Black-Scholes option-pricing model. Assumptions of no dividend yield, a risk free interest rate which approximates the Federal Reserve Board's rate for treasuries at the time granted of

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


6.00%, an expected life of four (4) years, and an expected volatility rate of approximately 136% were applied to all options granted.

Note 4 -- Related Party Transactions

During the period from Inception to December 31, 1999, the Company paid $12,000 to Blueprint Networks, Inc. ("Blueprint") for services. Blueprint is controlled by two founders of MailEncrypt.com, Inc. During the first quarter 2000, the Company paid an additional $12,000 to Blueprint. On February 16, 2000, the Company entered into two 18-month agreements, which consist of 12 months of employment followed by a six-month consulting period, with these founders in lieu of payments to Blueprint. Each of the two contracts provide for salaries at approximately $10,400 per month during the 18-month duration. The Company charged operations approximately $156,000 during the nine months ended September 30, 2000 for these agreements.

In connection with the exercise of options to purchase 450,000 shares of common stock by a key employee on January 5, 2000, the Company accepted a note totaling $225,000 payable, together with interest at 5.8% per annum, on January 5, 2005. The note is secured by the 450,000 shares of the Company's common stock.

Note 5 -- Subsequent Events

Merger Agreement

On February 16, 2000, the Company signed a definitive merger agreement and plan of reorganization to be acquired by Surge in a merger transaction (the "Merger") intended to qualify under Section 368(a)(1)(B) of the Internal Revenue Code. This agreement was terminated and on November 13, 2000, the parties executed a new agreement intended to be tax-free. On November 16, 2000, the merger was completed. Surge issued 182,140 shares of its Series B preferred stock convertible into 1,821,400 shares of its common stock, upon shareholder approval, in exchange for all issued and outstanding shares of the Company (including options to acquire shares of the Company).

Convertible Note Payable to Surge

On February 16, 2000, the Company entered into a loan agreement (the "Note") to borrow $750,000, payable September 15, 2000, together with interest at 10% per annum, from Surge. On September 7, 2000, the Company borrowed an additional $125,000, 10% convertible note payable to Surge, due April 16, 2001. On or about that date, the Company renegotiated an amendment to extend the due date of the $750,000 note until April 16, 2001.

                             MAILENCRYPT.COM, INC.
                          (A Development-Stage Company)
                    Notes to Financial Statements (Continued)


Lease Agreement

On March 30, 2000, the Company entered into a lease agreement with a five-year term for a 3,239 square-foot facility. The lease commenced on August 4, 2000, upon completion of tenant improvements, and requires monthly payments of $7,450 in the first year. Subsequent monthly payments are increased by $0.07 per square foot annually. In accordance with the terms of the lease, the Company obtained an irrevocable standby letter of credit with a bank for a term of one year in the amount of $109,000 as a security deposit. The landlord is named as the beneficiary of such letter of credit.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                  The acquisition of MailEncrypt is tentative because the former shareholders of MailEncrypt.com have the right to purchase MailEncrypt from Surge for the sole consideration of their Series B preferred stock issued to them, unless Surge obtains shareholder approval of the conversion of the Series B preferred stock into common stock by March 15, 2001. If the approval of the shareholders is not obtained by March 15, 2001 and the former MailEncrypt shareholders do not exercise their right to purchase MailEncrypt from Surge, then such former MailEncrypt shareholders will retain their Series B preferred stock, subject to Surge's right to redeem the Series B preferred stock for nominal consideration on or before February 13, 2002. Until this transaction is finalized, the operations of MailEncrypt will not be consolidated with the operations of Surge.

                  The following unaudited pro forma financial information has been prepared based upon the historical consolidated financial statements of Surge and its subsidiaries as at August 31, 2000 and for the year ended November 30, 1999 and the nine months ended August 31, 2000 and the historical financial statements of MailEncrypt as at September 30, 2000 and for the year ended December 31, 1999 and the nine months ended September 30, 2000. The pro forma financial information reflect the MailEncrypt merger and certain other events involving Surge which we described below and in the notes to the pro forma financial information. The pro forma financial information should be read in conjunction with the related notes which follows and the historical consolidated financial statements of Surge as previously filed with the SEC and the financial statements of MailEncrypt which are included elsewhere in the Form 8-K/A.

                  The accompanying unaudited pro forma condensed balance sheet has been presented as if the transactions described below occurred as of August 31, 2000; and the accompanying unaudited pro forma condensed statement of operations for the nine months ended August 31, 2000 and the accompanying unaudited pro forma condensed statement of operations for the year ended November 30, 1999 have been prepared as if the transactions and other events occurred at the beginning of the year. These unaudited pro forma condensed financial statements do not purport to be indicative of the results which would actually have been obtained had the transactions and other events occurred as of August 31, 1999 and as of the beginning of the respective periods presented.

                  The pro forma transactions are summarized as follows:

         o The acquisition of MailEncrypt.com in exchange for 182,140 shares of our Series B preferred stock and the conversion of such Series B preferred stock into a total of 1,821,400 shares of our common stock, valued at $2.50 per share, assuming our shareholders approve the issuance of such common stock to allow for this conversion;

         o The issuance of 100,000 shares of our common stock, valued at $2.87 per share, to a finder upon completion of the MailEncrypt merger;

         o The issuance of 5,000 shares of our Series C preferred stock and the conversion of such Series C preferred stock into 50,000 shares of our common stock; and

         o The termination of our agreement to acquire the assets of Global DataTel, Inc. and, in connection with the termination settlement, our discharge of approximately $3.25 million of $4.5 million of our outstanding advances to Global, plus $118,000 of interest, and our establishment of a $1.25 million reserve due to the lack of probability of our collecting such remaining $1.25 million of advances to Global. In addition, Surge's $500,000 Certificate of Deposit, pledged as collateral for Global's outstanding loan, has been written off.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 AUGUST 31, 2000
                                   (unaudited)

                                                                    Surge
                                                -----------------------------------------------
                                                 Historical                        As Adjusted
                                                   Surge          Adjustments        Balance      MailEncrypt
                                                ------------      -----------      ------------   ------------

ASSETS
Current assets:
   Cash                                         $  3,089,604      $  (447,039)(1)  $  2,142,565   $    250,900
                                                                     (500,000)(2)
   Notes receivable from
      Global DataTel, Inc.                         4,057,675          447,039(1)
                                                                   (4,504,714)(2)
      MailEncrypt.com,Inc                            750,000                            750,000

   Marketable securities                           2,261,380                          2,261,380
   Accounts receivable                             5,025,003                          5,025,003
   Inventory                                       2,380,268                          2,380,268
   Prepaid expenses and taxes                        160,492                            160,492
   Other current assets                              185,116         (118,922)(2)        66,194          6,852
                                                ------------      -----------      ------------   ------------
      Total current assets                        17,909,538       (5,123,636)       12,785,902        257,752

Fixed assets, net                                    429,233                            429,233         73,814
Software license, net                                                                                   89,913
Loan costs, net                                      219,295                            219,295
Investment in
   MailEncrypt.com, Inc.

Goodwill, net
Deposits                                               2,985                              2,985          7,919
Deferred tax asset                                    90,438                             90,438
Other                                                108,158                            108,158
                                                ------------      -----------      ------------   ------------
      Total assets                              $ 18,759,647      $(5,123,636)     $ 13,636,011   $    429,398
                                                ============      ===========      ============   ============


                                                  Pro Forma Adjustments
                                               ---------------------------
                                                                                Consolidated
                                                  Debit         Credit           Pro Forma
                                               ----------     ------------      ------------

ASSETS
Current assets:
   Cash                                                       $    125,000(3)
                                                                                $  2,268,465
   Notes receivable from0
      Global DataTel, Inc.

      MailEncrypt.com,Inc
                                               $  125,000(3)       875,000(3)              0
   Marketable securities                                                           2,261,380
   Accounts receivable                                                             5,025,003
   Inventory                                                                       2,380,268
   Prepaid expenses and taxes                                                        160,492
   Other current assets                                             44,000(3)         29,046
                                               ----------     ------------      ------------
      Total current assets                        125,000        1,044,000        12,124,654

Fixed assets, net                                                                    503,047
Software license, net                                                                 89,913
Loan costs, net                                                                      219,295
Investment in
   MailEncrypt.com, Inc.                        4,553,500(3)
                                                  430,500(3)     4,984,000(3)
Goodwill, net                                   2,637,750(3)                       2,637,750
Deposits                                                                              10,904
Deferred tax asset                                                                    90,438
Other                                                                                108,158
                                               ----------     ------------      ------------
      Total assets                             $7,746,750     $  6,028,000      $ 15,784,159
                                               ==========     ============      ============

(continued)

                                                                   Historical
                                                -----------------------------------------------
                                                 Historical                        As Adjusted
                                                   Surge          Adjustments        Balance      MailEncrypt
                                                ------------      -----------      ------------   ------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:

   Short-term borrowings
   Accounts payable                             $  1,811,640                       $  1,811,640   $     22,448
   Accrued expenses and taxes                      1,827,506      $(1,057,675)          769,831         48,451
   Notes payable                                   7,000,000                          7,000,000        875,000
   Loan payable                                      238,378                            238,378
                                                ------------      -----------      ------------   ------------
      Total current liabilities and
         total liabilities                        10,877,524       (1,057,675)        9,819,849        945,899
                                                ------------      -----------      ------------   ------------

Shareholders' equity (deficit):
   Preferred stock
   Common stock and
      additional paid-in capital                   6,685,826                          6,685,826        357,881



   Stock option subscription
      receivable from officer                                                                         (225,000)
   Retained earnings
      (accumulated deficit)                        1,327,554       (5,123,636)       (2,738,407)      (649,382)
                                                                    1,057,675

   Unrealized holding loss                          (131,257)                          (131,257)
   Foreign currency translation
      adjustment                                           0
                                                ------------      -----------      ------------   ------------
      Total shareholders'
         equity (deficit)                          7,882,123       (4,065,961)        3,816,162       (516,501)
                                                ------------      -----------      ------------   ------------

      Total liabilities and
         shareholders' equity
         (deficit)                              $ 18,759,647      $(5,123,636)     $ 13,636,011   $    429,398
                                                ============      ===========      ============   ============



                                                   Pro Forma Adjustments
                                                ---------------------------
                                                                                 Consolidated
                                                   Debit         Credit           Pro Forma
                                                ----------     ------------      ------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:

   Short-term borrowings
   Accounts payable                                                              $  1,834,088
   Accrued expenses and taxes                   $   44,000(3)                         774,282
   Notes payable                                   875,000(3)                       7,000,000
   Loan payable                                                                       238,378
                                                ----------     ------------      ------------
      Total current liabilities and
         total liabilities                         919,000                          9,846,748
                                                ----------     ------------      ------------

Shareholders' equity (deficit):
   Preferred stock
   Common stock and
      additional paid-in capital                   357,881(3)
                                                                    430,500(3)

                                                                  4,553,500(3)     11,669,826
   Stock subscription
      receivable from officer                                                        (225,000)
   Retained earnings
      (accumulated deficit)                      2,637,750(3)       649,381(3)
                                                                                   (5,376,158)

   Unrealized holding loss                                                           (131,257)
   Foreign currency translation
      adjustment                                                                            0
                                                ----------     ------------      ------------
      Total shareholders'
         equity (deficit)                        2,995,631        5,633,381         5,937,411
                                                ----------     ------------      ------------

      Total liabilities and
         shareholders' equity
         (deficit)                              $3,914,631     $  5,633,381      $ 15,784,159
                                                ==========     ============      ============

           See notes to pro forma consolidated financial information.
                                       21

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED AUGUST 31, 2000



                                                           Surge
                                    ----------------------------------------------------
                                                                                            MailEncrypt
                                       Historical       Adjustments          As Adjusted    Historical
                                    ----------------  -----------------      -----------    -----------
Net sales                            $ 28,116,471                           $ 28,116,471

Costs of goods sold                    20,071,867                             20,071,867
                                     ------------                           ------------
Gross profit                            8,044,604                              8,044,604

Operating expenses:
   General and administrative           3,381,561      $5,004,714(2)           8,386,275   $    503,538
   Selling and shipping                 1,503,137                              1,503,137
   Depreciation and
     amortization                         512,434                                512,434
                                     ------------      ------------         ------------   ------------
     Total operating expenses           5,397,132       5,004,714             10,401,846        503,538
                                     ------------      ------------         ------------   ------------
Income (loss) from operations           2,647,472       5,004,714             (2,357,242)      (503,538)

Other income (expense):
   Investment income                      432,243         (118,922)(2)           313,321         13,638
   Interest expense                      (510,666)                              (510,666)       (48,451)
                                     ------------      ------------         ------------   ------------

Income (loss) before income
   taxes                                2,569,049       (5,123,636)           (2,554,587)      (538,351)
Income taxes                            1,057,675       (1,057,675)
                                     ------------      ------------         ------------   ------------

Net income (loss)                    $  1,511,374      $(4,065,961)         $ (2,554,587)  $   (538,351)
                                     ============      ============         ============   ============

Weighted average shares
  outstanding (5):
   Basic                                4,949,049
                                     ============
   Diluted                              7,316,291
                                     ============
Per share information:
   Basic                            $        0.31
                                     ============
   Diluted                          $        0.21
                                     ============






                                        Pro Forma Adjustments
                                        ---------------------
                                                                    Consolidated
                                          Debit         Credit      Pro Forma
                                          ------        ------      -------------
Net sales
                                                                     $ 28,116,471

Costs of goods sold                                                    20,071,867
                                                                     -------------
Gross profit                                                            8,044,604

Operating expenses:
   General and administrative                                           8,889,813
   Selling and shipping                                                 1,503,137
   Depreciation and
     amortization                     $  659,437(3)        0            1,171,871
                                      ----------     ---------       ------------
     Total operating expenses            659,437           0           11,564,821
                                      ----------     ---------       ------------
Income (loss) from operations            659,437                       (3,520,217)

Other income (expense):
   Investment income                      44,000(3)                       282,959
   Interest expense                                  $  44,000(3)

                                                                         (515,117)
                                      ----------     ---------       ------------
Income (loss) before income
   taxes                                 703,437        44,000         (3,752,375)
Income taxes
                                      ----------     ---------       ------------
Net income (loss)                     $  703,437        44,000       $ (3,752,375)
                                      ==========     =========       ============

Weighted average shares
  outstanding (9):
   Basic                                                                6,920,449
                                                                     ============
   Diluted                                                              6,920,449
                                                                     ============
Per share information:
   Basic                                                             $      (0.54)
                                                                     ============
   Diluted                                                           $      (0.54)
                                                                     ============



           See notes to pro forma consolidated financial information.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED NOVEMBER 30, 1999
                                   (Unaudited)



                                                Historical                  Pro Forma Adjustments
                                      ------------------------------   --------------------------------   Consolidated
                                          Surge         MailEncrypt        Debit            Credit          Pro Forma
                                      --------------   -------------   --------------  ----------------  --------------
Net sales                              $ 12,147,025                                                       $ 12,147,025
Costs of goods sold                       9,068,308                                                          9,068,308
                                      --------------                                                       ------------
Gross profit                              3,078,717                                                          3,078,717

Operating expenses:
   General and administrative             2,071,834    $    111,031                                          2,182,865
   Selling and shipping                   1,030,844                                                          1,030,844
   Depreciation and
     amortization                            49,254                         879,250                            928,504
                                      --------------   -------------   --------------  ----------------  --------------
     Total operating expenses             3,151,932         111,031         879,250                          4,142,213
                                      --------------   -------------   --------------  ----------------  --------------
Income (loss) from operations               (73,215)       (111,031)       (879,250)                        (1,063,496)

Other income (expense):
   Investment income                        179,017                                                            179,017
   Interest expense
                                      --------------   -------------   --------------  ----------------  --------------
Income (loss) before income
   taxes                                    105,802        (111,031)       (879,250)                          (884,479)
Income taxes                                 20,738                                    $    20,738(4)                0
                                      --------------   -------------   --------------  ----------------  --------------
Net income (loss)                     $      85,064    $   (111,031)   $   (879,250)   $    20,738       $    (884,479)
                                      ==============   =============   =============   ================  ==============

Weighted average shares
  outstanding (9):
   Basic                                  4,858,024                                                          6,829,424
                                      ==============                                                     ==============
   Diluted                                5,876,468                                                          6,829,424
                                      ==============                                                     ==============
Per share information:
   Basic                              $        0.02                                                      $       (0.13)
                                      ==============                                                     ==============
   Diluted                            $        0.01                                                      $       (0.13)
                                      ==============                                                     ==============


           See notes to pro forma consolidated financial information.

                     SURGE COMPONENTS, INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      AUGUST 31, 2000 AND NOVEMBER 31,1999

Note 1 Reflects the advance of additional cash by Surge Components, Inc. and subsidiaries ("Surge") to Global DataTel Inc. ("Global") after August 31, 2000.

Note 2 Reflects the write off of the Global Note advances including the $1,250,000 Note which Surge has reserved 100%. In addition, Surge's $500,000 Certificate of Deposit pledged as collateral for Global's loan from Citibank which, at the present time, Surge believes will be used to repay the outstanding loan, has also been written off.

Note 3            Surge entered into the acquisition of MailEncrypt.com Inc.
                  ("Mail") on November 16, 2000 with the issuance of 182,140 shares of its Series B Preferred Stock. These shares are convertible into approximately 1,821,400 shares of the company's common stock, subject to shareholder approval. The pro forma financial statements reflects the acquisition of MailEncrypt in exchange for 1,821,400 shares of Common Stock valued at $2.50 per share, the estimated fair value of the Surge's shares based on an average trading price near November 16,2000 aggregating approximately $4,553,500. Reflects the costs incurred directly related to the acquisition of MailEncrypt including the value of 150,000 shares valued at $430,500, in connection with the investment banking agreement. The acquisition price aggregated $4,984,000. Also reflects the elimination of the investment account and the historical equity accounts and records the allocation of purchase price primarily to goodwill and in process research and development.

                  The value of Goodwill has been estimated by the company to be approximately $2,637,500 and the balance of approximately $2,637,500 was allocated to in-process research and development. These allocations are preliminary and tentative and are subject to change when Surge receives an outside appraisal.

                  In-process research and development will be expensed at the date of acquisition, and accordingly, has been included as a reduction to retained earnings in the accompanying unaudited pro forma consolidated pro forma balance sheet. The write off of the in process research and development has been omitted from the unaudited consolidated statements of operations as it is non recurring in nature. In addition, certain related fourth quarter activities related to a settlement with Global, with significant negative impact on Surge's results of operations are not presented in the pro forma information. Goodwill will be amortized over a period of three years, and accordingly, the accompanying pro forma statements of operations for the nine months ended August 31, 2000 and the year ended November 30, 1999 include adjustments to reflect amortization totaling $659,437 and $879,250, respectively.

                  Accrued interest receivable and payable related to the intercompany loans in the amount of $ 44,000 has been eliminated in the unaudited consolidated financial statements.


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

Note 4 Reflects the reduction of income tax expense as a result of the Mail acquisition.

Note 5            Summary of weighted shares outstanding:

                                                Shares Outstanding
                                        --------------------------------------
                                             Year Ended      Nine Months Ended
                                        November 30, 1999     August 30, 2000
                                        -----------------     ---------------

Weighted average shares outstanding           4,858,024          4,949,049

Securities:
  Conversion of Series B preferred
    stock - MailEncrypt transaction           1,821,400          1,821,400
  Shares to issued for services
    related to MailEncrypt                      150,000            150,000
                                          -------------       ------------
                                              6,829,424          6,920,449
                                          =============       ============

         In addition to the shares shown above, there are 15,634,169 shares of Surge common stock issuable upon the exercise of outstanding options (9,352,000 shares) and warrants (3,482,169 shares) and upon the conversion of outstanding debt (2,800,000 shares).

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2001



                                               Surge Components, Inc.



                                               By: /s/ Ira Levy
                                                  ----------------------------
                                                  Ira Levy, President


                                       26